Exhibit 2.2
TENDER AND SUPPORT AGREEMENT
     This TENDER AND SUPPORT AGREEMENT (this “Agreement”), is dated as of February 11, 2008 by and among MEDRAD, INC, a Delaware corporation (“Parent”), PHOENIX ACQUISITION CORP., a Minnesota corporation and a wholly owned subsidiary of Parent (“Purchaser”), and ____________, in his capacity as a shareholder of the Company (the “Shareholder”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement (defined below).
     WHEREAS, as of the date hereof, the Shareholder is the beneficial owner of the number of shares of Common Stock set forth opposite the name of the Shareholder on Annex A hereto (excluding shares of Common Stock deemed to be beneficially owned as a result of holding options) (such shares on Annex A, together with any shares of Common Stock acquired by the Shareholder after the date hereof, whether as a result of the exercise of options or otherwise, “Owned Shares”); and
     WHEREAS, Parent, Purchaser, and Possis Medical, Inc. (the “Company”) are simultaneously with the execution of this Agreement entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), providing for, among other things, Purchaser to commence a cash tender offer (the “Offer “) to acquire all of the outstanding Shares of the Company, followed by the subsequent merger of Purchaser with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent, in each case, on the terms and subject to the conditions set forth in the Merger Agreement; and
     WHEREAS, as a condition to Parent’s and Purchaser’s willingness to enter into and perform its obligations under the Merger Agreement, Parent and Purchaser have required that the Shareholder agree, and the Shareholder has agreed, (i) to tender in the Offer (and not withdraw) all of the Shareholders’ Owned Shares, and (ii) that in the event that a vote of the Company’s Shareholders is required in furtherance of the Merger Agreement or the transactions contemplated thereby, including the Merger, the Shareholder will vote all of the Owned Shares (to the extent any Owned Shares are not purchased in the Offer) in favor of the approval of the Merger and the adoption of the Merger Agreement, and (iii) to take the other actions described in this Agreement; and
     WHEREAS, the Shareholder desires to express its support for the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Agreement to Tender and Vote; Irrevocable Proxy.
          1.1 Agreement to Tender. (a) The Shareholder agrees that as promptly as practicable after the commencement of the Offer, and in any event no later than the 10th Business Day following the commencement of the Offer, the Shareholder shall irrevocably tender into the Offer all of the Owned Shares owned by the Shareholder free and clear of all Liens. If the Shareholder acquires any Owned Shares after the 10th Business Day following the commencement of the Offer (including during any subsequent offering period, if any), the Shareholder shall irrevocably tender into the Offer such Owned Shares on the date that the Shareholder shall acquire such Owned Shares.
               (b) The Shareholder agrees that once the Owned Shares are tendered into the Offer, the Shareholder shall not withdraw the tender of such Owned Shares unless the Offer shall have been terminated or shall have expired, in each case, in accordance with the terms of the Merger Agreement, or the Merger Agreement has been terminated.
          1.2 Agreement to Vote. The Shareholder hereby agrees that, during the term of this Agreement, at any meeting of the shareholders of the Company, however called, or any adjournment or postponement of such meeting, the Shareholder shall be present (in person or by proxy) and vote (or cause to be voted) all of the Owned Shares (to the extent the Owned Shares are not purchased in the Offer) (a) in favor of adoption of (1) the Merger Agreement and all the transactions contemplated by the Merger Agreement, including the Merger and the Plan of Merger, and (2) any other matter that is required to facilitate the consummation of the transactions contemplated by the Merger Agreement and in connection with the Merger Agreement to execute any documents which are necessary or appropriate in order to effectuate the foregoing; and (b) against (1) any Acquisition Proposal, any agreement or arrangement related to such Acquisition Proposal, and (2) any action or agreement that would impair the ability of Parent and the Purchaser to complete the Offer or the Merger, the ability of the Company to consummate the Merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement.
          1.3 Irrevocable Proxy. The Shareholder hereby irrevocably grants to, and appoints, Parent and any designee of Parent and each of Parent’s officers, as Shareholder’s attorney, agent and proxy with full power of substitution and resubstitution, to the full extent of the Shareholders’ voting rights with respect to the Owned Shares, to vote all the Owned Shares or grant a consent or approval, at any meeting of the shareholders of the Company and in any action by written consent of the shareholders of the Company, until the earlier of the acceptance of Shares pursuant to the Offer or the date of termination of the Merger Agreement, on the matters described in Section 1.2, and in accordance therewith. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE PROXY AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM SHAREHOLDER MAY TRANSFER ANY SHARES. The Shareholder revokes all other proxies and power of attorneys, with respect to all of the Owned Shares that may have heretofore been appointed or granted with respect to any matters covered by Section 1.2, and no subsequent proxy (whether revocable or irrevocable) or power of attorney shall be given by the Shareholder, except as required by any letter of transmittal in connection with the Offer. The

Shareholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with Section 5.1.
     2. Representations and Warranties. The Shareholder hereby represents and warrants to Parent and Purchaser as follows:
          2.1 Power; Due Authorization; Binding Agreement. The Shareholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform his obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether considered at law or in equity).
          2.2 Ownership of Shares. On the date of this Agreement, the Owned Shares set forth opposite the Shareholder’s name on Annex A are owned beneficially by the Shareholder and include all of the Owned Shares owned beneficially by the Shareholder, free and clear of any Liens. As of the date of this Agreement, the Shareholder has, and, except as contemplated by this Agreement, as of immediately prior to the expiration of the Offer, the Shareholder will have sole voting and dispositive power with respect to the Owned Shares and will be entitled to dispose of the Owned Shares.
          2.3 No Conflicts. The execution and delivery of this Agreement by the Shareholder does not, and the performance of the terms of this Agreement by the Shareholder will not, (a) other than any filing required under Section 13(d) or Section 16 of the Exchange Act, require the Shareholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Entity, (b) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on Shareholder or its properties and assets, (c) assuming the timely filing of such reports as may be required under Section 13(d) or Section 16 of the Exchange Act, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Shareholder or pursuant to which any of his properties or assets are bound or (d) violate any other agreement to which the Shareholder is a party, including, without limitation, any voting agreement, Shareholders agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer of such Owned Shares, subject to any other agreement, including any voting agreement, shareholders agreement, irrevocable proxy or voting trust.
          2.4 Acknowledgment. The Shareholder understands and acknowledges that each of Parent and Purchaser is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.
     3. Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby represents and warrants to the Shareholders as follows:

          3.1 Power; Due Authorization; Binding Agreement. Parent and Purchaser are each corporations duly organized, validly existing and in good standing under the laws of their jurisdiction of organization. Parent and Purchaser have full corporate power and authority to execute and deliver this Agreement, to perform their obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser, and no other proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and constitutes a valid and binding agreement of Parent and Purchaser, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether considered at law or in equity).
          3.2 No Conflicts. The execution and delivery of this Agreement by Parent and Purchaser does not, and the performance of the terms of this Agreement by Parent and Purchaser will not, (a) other than any filing required under Section 13(d) or Section 16 of the Exchange Act, require Parent and Purchaser to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority, (b) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on Parent and Purchaser or its properties and assets, (c) assuming the timely filing of such reports as may be required under Section 13(d) or Section 16 of the Exchange Act, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent and Purchaser or pursuant to which any of its or its Affiliates’ respective assets are bound or (d) violate any other agreement to which Parent and Purchaser or any of its Affiliates is a party.
     4. Certain Covenants of the Shareholders. The Shareholder hereby covenants and agrees with Parent and Purchaser as follows:
          4.1 Restriction on Transfer. From the date of this Agreement and until the termination of this Agreement in accordance with its terms, except any action contemplated by Section 1, the Shareholder shall not, directly or indirectly, (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Owned Shares (any such action, a “Transfer”); provided that nothing in this Agreement shall prohibit the exercise by Shareholder of any options to purchase Owned Shares, or (ii), (x) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares, (y) take any action that would cause any representation or warranty of the Shareholder contained herein to become untrue or incorrect or have the effect of preventing or disabling Shareholder from performing its obligations under this Agreement, or (z) commit or agree to take any of the foregoing actions.

          4.2 Additional Shares. The Shareholder hereby agrees, during the term of this Agreement, to promptly notify Parent and Purchaser of any new Owned Shares acquired by Shareholder, if any, after the execution of this Agreement. Any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date of this Agreement.
          4.3 Shareholder Capacity. The Shareholder is entering into this Agreement solely in his capacity as the beneficial owner of the Owned Shares and not in his capacity as a director or officer of the Company. Nothing herein shall limit or affect any actions taken by the Shareholder in his capacity as a director or officer of the Company, including any fiduciary duty in Shareholder’s capacity as a director of the Company to make a Adverse Recommendation Change.
          4.4 No Solicitation. The Shareholder will comply with Section 6.02 of the Merger Agreement.
          4.5 Dissenter’s Rights. The Shareholder agrees not to exercise, nor to cause the exercise of, any dissenter’s right in respect of the Owned Shares which may arise with respect to the Merger.
          4.6 Documentation and Information. The Shareholder (i) consents to and authorizes the publication and disclosure by Parent and Purchaser of his identity and holding of the Owned Shares, and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement, in any press release, the Offer Documents, or any other disclosure document required in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, and (ii) agrees as promptly as practicable to give to Parent any information reasonably related to the foregoing it may reasonably require for the preparation of any such disclosure documents. The Shareholder agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent the Shareholder become aware that any shall have become false or misleading in any material respect.
          4.7 Further Assurances. From time to time, at the request of Parent and Purchaser and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.
     5. Miscellaneous.
          5.1 Termination of this Agreement. This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the termination or expiration of the Offer, without shares being accepted for payment thereunder and (iii) the Effective Time.

          5.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, no such termination shall relieve any party from any liability for any breach of this Agreement occurring prior to such termination.
          5.3 Entire Agreement. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, (b) shall be binding upon the parties hereto and their successors and permitted assigns
          5.4 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.
          5.5 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
          If to Parent or Purchaser, to:
MEDRAD, Inc.
100 Global View Drive
Warrendale, PA 15086
Attention: General Counsel
Tel: (724) 940-6800
Fax: (412) 406-0616
          With a required copy to:
Cohen & Grigsby, P.C.
11 Stanwix Street
Pittsburgh, PA 15222-1319
Attention: Christopher B. Carson
Tel: (412) 297-4900
Fax: (412) 209-0672

     If to the Shareholder, to:
____________________
____________________
____________________
____________________
Tel: ________________
Fax: ________________
With a required copy to:
Possis Medical, Inc.
9055 Evergreen Blvd. NW
Minneapolis, MN 55433-8003
Attention: Office of the General Counsel
Tel: (763) 780-4555
Fax: (763) 780-7223
and
Dorsey & Whitney LLP
Suite 1500, 50 South Sixth St.
Minneapolis, MN 55402-1498
Attention: Thomas O. Martin
Tel: (612) 340-2600
Fax: (612) 340-2868
or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
          5.6 Governing Law; Waiver of Jury Trial.
               (a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Minnesota, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
               (b) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

          5.7 Specific Performance. The parties each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.
          5.8 No Assignment. This Agreement shall not be assigned by operation of Law or otherwise, provided that Parent or Purchaser may assign its respective rights and obligations to any wholly owned, direct or indirect, subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder.
          5.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
          5.10 Interpretation.
               (a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
               (b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
               (c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.
               (d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.
               (e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.
               (f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.
               (g) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

     IN WITNESS WHEREOF, Parent, Purchaser and Shareholder have executed this Agreement as of the date first written above.

MEDRAD, INC.
By:
Name:
Title:

PHOENIX ACQUISITION CORP.
By:
Name:
Title:

SHAREHOLDER

Name:

Annex A
     Shares Owned as of the Date Hereof: